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Exhibit 10.18

MOCON, INC.

DESCRIPTION OF EXECUTIVE OFFICER
COMPENSATION ARRANGEMENTS

        All of the employees of MOCON, Inc., including executive officers, are employed "at will" and do not have employment agreements with MOCON. MOCON has, however, entered into a written Executive Severance Agreement with four of its full-time executive officers, a form of which has been filed as an exhibit to this report on Form 10-K. The following is a description of oral compensation arrangements for 2008 between MOCON, Inc. and the following executive officers of MOCON:

Name of Executive Officer	Title	Base Salary	Bonus Arrangements	Stock Options	Other
Robert L. Demorest	Chairman, President and Chief Executive Officer	$262,915 per year	See footnotes (1) and (2) below	Stock options to purchase shares of MOCON common stock are granted from time to time in the sole discretion of the Compensation Committee of the MOCON board of directors	Under the MOCON, Inc. Savings and Retirement Plan, participants, including executive officers, may voluntarily request that MOCON reduce pre-tax compensation by up to 75% (subject to certain special limitations) and contribute such amounts to a trust. MOCON contributed an amount equal to 25% of the first 6% of the amount that each participant contributed under this plan. MOCON provides an automobile for each of its full-time executive officers. Executive Officers generally receive 3-5 weeks vacation per year. MOCON employees, including its executive officers, are compensated for forfeited vacation. Executive officers are reimbursed for expenses incurred in the ordinary course of business. Executive officers receive other benefits received by other MOCON employees, including health, dental and life insurance benefits.
Daniel W. Mayer	Executive Vice President	$198,540 per year	See footnotes (1) and (2) below	See above	See above
Darrell B. Lee	Vice President, Chief Financial Officer, Treasurer and Secretary	$146,633 per year	See footnotes (1) and (2) below	See above	See above
Douglas J. Lindemann	Vice President and General Manager	$169,265 per year	See footnotes (1) and (2) below	See above	See above

(1)
MOCON provides its executive officers and other employees a direct financial incentive to achieve MOCON's annual profit goals through the MOCON, Inc. Incentive Pay Plan, which was established pursuant to resolutions of the Compensation Committee effective January 1, 2003 and filed as an exhibit to MOCON's annual report on Form 10-K for the year ended December 31, 2002. Under the Incentive Pay Plan, annual goals are measured by MOCON's annual net income before income taxes and incentives for Mr. Demorest, Mr. Lee, Mr. Lindemann and Mr. Mayer, who have overall corporate responsibilities. The Incentive Pay Plan contemplates that each year the Compensation Committee will establish goal amounts for MOCON's executive officers and will determine the percentage of salary at goal for MOCON's executive officers. On December 31, 2007, the Compensation Committee established these goal amounts and determined these percentages. Although the goal amounts are confidential, the 2008 percentages of salary at goal range from forty percent to sixty-five percent of 2008 base salary earned, at goal, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of one hundred fifty percent. The fiscal 2008 goals and percentages of salary were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers. The following are the amounts paid to each of MOCON's executive officers under the Incentive Pay Plan with respect to fiscal 2007: Mr. Demorest: $161,254; Mr. Mayer: $74,878; Mr. Lee: $48,459 and Mr. Lindemann: $63,837. These amounts were paid in March 2008.

(2)
On December 31, 2007, the Compensation Committee established individual special performance related bonus arrangements for Messrs. Demorest, Mayer, Lee and Lindemann to further motivate these individuals to attain certain company-related performance goals in addition to the profitability performance-related goals covered under MOCON's Incentive Pay Plan. While the specific performance goals remain confidential, the bonuses if paid will be in the form of an extra week of paid vacation and an all-expense paid trip for two, up to maximum amounts ranging from $10,000 to $13,000. The terms of the fiscal 2008 special performance related bonuses were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers.

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  Exhibit 10.18